Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Ryan D. Robinson,
Senior Vice President,
Chief Administrative Officer, and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
December 1, 2016
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS THIRD QUARTER 2016 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "we," or the "Company") (NASDAQ: SHOS) today reported results for its fiscal quarter ended October 29, 2016.
Overview of Preliminary, Unaudited Results
Results for the third fiscal quarter of 2016 compared to the third fiscal quarter of 2015 included:

•	Net loss increased $87.7 million to $(93.2) million from $(5.5) million, as the Company recorded a $75.6 million non-cash valuation allowance on its deferred tax assets

•	Earnings per share decreased $3.87 to $(4.11) loss per share from $(0.24) loss per share, of which $(3.34) was associated with the deferred tax asset valuation allowance

•	Comparable store sales decreased 6.0%

•	Adjusted EBITDA decreased $6.9 million to $(11.5) million loss from $(4.6) million loss

Will Powell, Chief Executive Officer and President, said, “In the third quarter, we continued to focus on our long-term, transformational initiatives. These included launching our Hometown segment transactional websites one quarter early in advance of the holiday season on October 27, 2016, converting an additional 137 stores to our America's Appliance Experts® ("AAE") program, and launching an enhanced consumer lease-to-own program including a new agreement with a third-party provider. We are also progressing with our IT transformation initiative in accordance with our previously disclosed timetable, and we expect to transition our human resources systems and a part of our finance and accounting systems in the fourth quarter of 2016. This will give us the ability to execute purchases directly from vendors on SHO purchase orders. Our associates, dealers, and franchisees continue to offer our customers exceptional service through our “Say Yes” program, as we experienced another year-over-year increase in our customer satisfaction metrics, as well as positive on-line review feedback. Finally, we amended and extended our revolving credit facility on November 1, 2016."
"Our third quarter results were impacted by three significant factors. First, we recorded a $75.6 million non-cash valuation allowance on our deferred tax assets, reducing the balance to zero. Second, we continued to experience demand headwinds in our Hometown segment due to consumers purchasing our key product categories on-line from our competitors. Until the launch of our Hometown segment transactional websites late in the third quarter, we did not have the ability to serve customers choosing to directly purchase on-line. Third, home appliances comparable sales declined 5.5% impacted by the hyper-competitive environment, with the largest portion of the decline occurring in the Outlet segment. As a result of the increase in industry promotional activity, we experienced an overall 6.0% decline in the average unit price of big-ticket major appliances."
Segment Performance Highlights
Hometown posted a comparable store sales decline of 3.2% in the third quarter of 2016, which was primarily driven by declines in the home appliance category.

•
Home-appliance comparable store sales were down 2.2% driven by average ticket erosion of 6.4% in the category. Unit sales of big-ticket major appliances increased 3.5%, but a drop in the average unit price on these sales contributed 593 basis points to the overall comparable store sales decline in home appliances.

•
The lawn and garden category experienced a 6.0% comparable store sales increase due to warmer weather in key markets that extended the fall clean-up season. Top performing categories included tractors, as well as generators due to Hurricane Matthew that impacted the Southeastern coast.

Outlet comparable store sales declined 11.9% in the third quarter of 2016 largely in the home appliances category.

•
Home appliances comparable store sales were down 11.5%, as the hyper-competitive environment for new in-box appliances, which is being fed in part by manufacturer subsidies to retailers of new in–box goods, continued to deeply impact the value proposition for out-of-box appliances. Average ticket in big-ticket major appliances decreased 6.0% year-over-year. The Outlet segment currently has very good inventory quality in appliances, with $11.0 million in additional inventory compared to the end of the third quarter of 2015. We intend to use this improved inventory position to more aggressively price as-is appliances in the fourth quarter to better compete against deep promotional pricing on new-in-box appliances. In addition, we have started to renegotiate all of our vendor contracts for out-of-box merchandise and, absent vendor accommodation, we will close Outlet stores to the extent necessary to match the available pool of profitable inventory.

•
The apparel category experienced a 48.8% comparable store sales decline and was affected by the continuing impact of significantly reduced inventory availability from Sears Holdings, our sole source for this category. We do not expect inventory availability to improve and, as a consequence, we plan to continue to de-emphasize, and eventually exit, this category and will allocate the space to expanded home appliances, furniture, and mattress assortments.

•
Mattresses comparable store sales were down 5.6%. However, the category showed an improvement over the previous quarter as we began to realize an improved inventory position from the sourcing and sales floor expansion initiatives we completed in the quarter.

•
Furniture comparable store sales were down 1.1% in the third quarter, an improvement over the previous quarter. In the fourth quarter, we will begin to transition the majority of our existing furniture assortment to a new supplier that we believe will improve our assortment, enhance our customer fulfillment capabilities, increase margins, and reduce our overall inventory investment in this category. We expect the transition to the new supplier to be complete in the first quarter of 2017.

Other Business Highlights
America’s Appliance Experts: Our AAE stores continue to outperform our non-AAE stores in home appliance and total comparable store sales. In the third quarter of 2016 we completed 137 additional AAE conversions and in total have converted 483 stores to the AAE format since the launch of the program in 2015. Since program inception, dealer format AAE stores have outperformed non-AAE stores in home appliance comparable stores sales by 335 basis points and in total store comparable store sales by 417 basis points. AAE stores in total had positive appliance comparable store sales in the third quarter of 2016. We intend to convert 150-200 additional stores to the AAE format in fiscal 2017.
Hometown Transactional Websites: On October 27, 2016, we expanded our capabilities as an ecommerce retailer with the launch of three new transactional ecommerce websites for our Hometown segment. As part of our larger IT transformation initiative, we launched the new websites one quarter ahead of schedule, allowing the sites to be live prior to the holiday season. We believe these new sites enable us to provide a cohesive, local omni-channel experience. Consumers can view in-store pricing and availability, buy online and pick up in-store, order product to be delivered to the store for free, or have the product shipped directly to home. We believe this will improve the Company's long-term competitive position as our physical stores provide a distinct supply-chain advantage in rural America. According to Kantar Retail, approximately 73% of rural consumers are now buying online. As rural consumers have embraced shopping online, retailers are learning that fulfilling these orders comes at a higher cost. For many items, we believe we will be able to fulfill online consumer orders faster and more economically than other online retailers.
Commercial Sales Program: Our new commercial sales program continues to experience strong growth as we leverage our physical store presence in rural markets to connect to local commercial customers. We are forecasting over $25 million in commercial sales for the current fiscal year and expect sales to continue to accelerate as we increase store-owner adoption of this program.
Lease-to-Own Program: In the third quarter we increased our emphasis on our lease-to-own program and executed a new contract with our lease-to-own services provider. We anticipate this new contract will provide an incremental margin benefit to us in 2017 through higher lease-to-own sales and more favorable terms to us than our prior arrangements. We believe our lease-to-own customer experience will be superior to competitor offerings. Program revenue has grown 14.5% for the first three quarters of 2016, and this relatively new program is rapidly increasing its share of our total sales.
Store Activity: In the third quarter of 2016, we opened four new stores and closed 12 under-performing stores in Hometown. For the first three quarters of 2016, we opened six stores and closed 51 stores in Hometown and had no openings or closures in Outlet. The Hometown closures, which unfavorably impacted EBITDA $0.6 million during the first three quarters of 2016, are largely part of our previously disclosed intent to close the portion of our Hardware stores and Home Appliance Showrooms that have historically underperformed. We continue to take proactive steps to make the best use of capital and reduce costs. In the fourth quarter of 2016, we anticipate closing approximately 100 locations (90 Hometown segment; 10 Outlet segment)

resulting in one-time charges of $17.0 million to $19.0 million related to inventory markdowns, future rent obligations, and impairment of fixed assets. These closings will also free up approximately $30.0 million to $40.0 million of net working capital that can be used more productively.
IT Transformation and Operational Independence: We continued to make progress with our IT transformation initiative, which will provide greater strategic and operating flexibility including improvements in our ability to assort and price merchandise, as well as the ability to source products directly from vendors. Selling and administrative expenses included $2.5 million and $2.9 million of IT transformation costs for the third quarters of 2016 and 2015, respectively. We expect that we will transition human resources and partial finance functionality before the end of the year and have the ability to begin direct vendor purchases in the first quarter of 2017.
Borrowings and Cash Flow: At the end of the third quarter of 2016, outstanding borrowings on our Senior ABL Facility were $91.9 million, and we had $152.1 million of unused borrowing capacity. As part of the amendments to our agreements with Sears Holdings Corporation, SHO paid Sears Holdings on accelerated terms in exchange for a 37-basis-point cash discount on merchandise and services delivered. This payment arrangement resulted in additional Senior ABL Facility borrowings during the quarter, but resulted in a net financial benefit to SHO. While we are continuing this payment arrangement, we can in our sole discretion revert to ten-day, no-discount payment terms at any time.
Immediately following the end of the quarter we entered into an Amended and Restated Credit Agreement, which amends and restates the Senior ABL Facility effective as of November 1, 2016. Subject to specified terms and conditions, the Amended and Restated Credit Agreement provides for $250 million in total revolving commitments until October 11, 2017 and $170 million in total extended revolving commitments until February 29, 2020. We included the Amended and Restated Credit Agreement as an exhibit to the Current Report on Form 8-K that we filed on November 7, 2016 with the Securities and Exchange Commission regarding the Amended and Restated Credit Agreement . We also discuss the Amended and Restated Credit Agreement in our Quarterly Report on Form 10-Q for the quarter ended October 29, 2016 filed with the Securities and Exchange Commission.
Third Quarter Results
Net sales in the third quarter of 2016 decreased $59.3 million, or 10.8%, to $487.8 million from the third quarter of 2015. This decrease was driven primarily by a 6.0% decrease in comparable store sales and the impact of closed stores (net of new store openings).

Comparable store sales were down 3.2% and 11.9% in Hometown and Outlet, respectively. The consolidated comparable store sales decrease of 6.0% was primarily due to lower sales in appliances resulting from an aggressive promotional environment, and lower apparel sales in Outlet due to a decrease in product supply from Sears Holdings. These decreases were partially offset by higher lawn and garden sales in Hometown due to warmer weather in key markets extending the fall clean-up season.

Gross margin was $95.2 million, or 19.5% of net sales, in the third quarter of 2016 compared to $117.8 million, or 21.5% of net sales, in the third quarter of 2015. The decrease in gross margin rate was primarily driven by higher occupancy costs due to a higher number of Company-operated locations, lower margin on merchandise sales, and $0.9 million higher shrink resulting from Outlet physical inventory. These results were partially offset by improvements in protection agreement margin. The total impact of occupancy costs and shrink reduced gross margin 440 basis points in the third quarter of 2016 compared to a reduction of 300 basis points in the third quarter of 2015.

Selling and administrative expenses decreased to $109.2 million, or 22.4% of net sales, in the third quarter of 2016 from $125.4 million, or 22.9% of net sales, in the prior-year comparable quarter. The decrease was primarily due to lower commissions paid to dealers and franchisees on lower sales volume from operating a higher number of Company-operated stores in 2016 and lower expenses due to stores closed (net of new store openings) since the fourth quarter of 2015. These declines were partially offset by higher payroll and benefits due to a higher number of Company-operated stores.

We recorded an operating loss of $17.1 million and $9.9 million in the third quarters of 2016 and 2015, respectively. The increase in operating loss was primarily due to lower volume and a lower gross margin rate partially offset by a decrease in selling and administrative expenses.

Valuation Allowance on Deferred Tax Assets

In the third quarter of 2016, we recorded a $75.6 million non-cash valuation allowance on our deferred tax assets, which reduced the balance to zero. We evaluate our deferred income tax assets and liabilities quarterly to determine whether a valuation allowance is necessary. The establishment of valuation allowances requires significant judgment and is impacted by various estimates. A significant piece of negative evidence that we considered was our cumulative losses in recent periods. While the Company believes positive evidence exists with regard to the realizability of these deferred tax assets, we did not consider the positive evidence sufficient to outweigh the objectively verifiable negative evidence. The significant negative evidence of our losses generated before income taxes and the unfavorable shift in our business could not be offset when considering other sources of taxable income in recent periods. The full valuation allowance will remain until there exists significant objective positive evidence, such as sustained achievement of cumulative profits. While we have recorded the valuation allowance, the underlying tax benefits are still available to the Company to the extent that taxable income is generated in future periods.

Net Loss
We recorded a net loss of $93.2 million for the third quarter of 2016 compared to a net loss of $5.5 million for the prior-year comparable quarter. The increase in our net loss was primarily attributable to a higher operating loss and an increase in income tax expense. Income tax expense of $75.6 million, comprised primarily of the valuation allowance on deferred tax assets, and a benefit of $4.2 million were recorded in the third quarters of 2016 and 2015, respectively.

Financial Position

We had cash and cash equivalents of $15.5 million as of October 29, 2016, $22.1 million as of October 31, 2015, and $18.2 million as of January 30, 2016. Unused borrowing capacity as of October 29, 2016 under the Senior ABL Facility was $152.1 million with $91.9 million drawn and $6.0 million of letters of credit outstanding. For the first three quarters of 2016 we funded ongoing operations with cash on hand, proceeds from asset sales, and cash provided by financing activities. Our primary needs for liquidity are to fund inventory purchases and our IT transformation and capital expenditures and for general corporate purposes.

Total merchandise inventories were $424.7 million at October 29, 2016 and $448.4 million at October 31, 2015. Merchandise inventories declined $34.7 million in Hometown and increased $11.0 million in Outlet. The decrease in Hometown was primarily due to store closures. Outlet's increase was primarily driven by lower-than-anticipated appliances sales in the third quarter and increased flow of out-of-box merchandise from vendors. Lawn and garden also increased due to pre-season snow thrower purchases and year-end purchases of lawn mowers. These increases were partially offset by reduced apparel receipts from Sears Holdings.

Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.
Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and executive transition costs and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

The following table presents a reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		39 Weeks Ended
Thousands	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net loss	$(93,197)	$(5,543)	$(86,125)	$(4,656)
Income tax expense (benefit)	75,617	(4,221)	80,658	(2,197)
Other income	(373)	(721)	(1,148)	(1,963)
Interest expense	840	587	2,492	1,982
Operating loss	(17,113)	(9,898)	(4,123)	(6,834)
Depreciation and amortization	3,188	2,271	9,738	6,296
Gain on the sale of assets	—	—	(25,269)	—
Severance and executive transition costs	—	—	—	1,066
Initial franchise revenues net of (recoveries of) provision for losses	(98)	110	(381)	145
IT transformation investments	2,512	2,947	8,985	7,592
Adjusted EBITDA	$(11,511)	$(4,570)	$(11,050)	$8,265

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” "on target," and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, (1) could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (2) could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: if Sears Holdings seeks the protection of the U.S. bankruptcy laws (including the effects of the imposition of the "automatic stay" and the effects if Sears Holdings were to seek to reject one or more of our agreements with Sears Holdings); our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by subsidiaries of Sears Holdings and are collectively referred to as the “KCD Marks”); the Merchandising Agreement between us and Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; on May 26, 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and on August 25, 2016 Sears Holdings announced that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of our Hometown and Outlet businesses into a single business entity, the Separation, and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits (such as a more effective and productive business relationship with Sears Holdings) that were associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings, on terms (including vendor payment terms for Sears Holdings’ merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of out-of-box products could decline; our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us; our ability to establish a more effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO’s SHC-Supplied Systems”); SHO’s SHC-Supplied Systems could be subject to disruptions and data/security breaches (Kmart, owned by Sears Holdings, announced in October 2014 that its payment-data systems had been breached), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; our ability to implement our IT transformation initiative in accordance with our plans and expectations; imitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholders’ ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the “Risk Factors,” that are included in our Quarterly Report on Form 10-Q for the quarter ended October 29, 2016, our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of its date, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of October 29, 2016, we or our independent dealers and independent franchisees operated a total of 1,115 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
Thousands, except per share amounts	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
NET SALES	$487,795	$547,143	$1,581,164	$1,749,522
COSTS AND EXPENSES
Cost of sales and occupancy	392,562	429,361	1,254,860	1,350,021
Selling and administrative	109,158	125,409	345,958	400,039
Depreciation and amortization	3,188	2,271	9,738	6,296
Gain on the sale of assets	—	—	(25,269)	—
Total costs and expenses	504,908	557,041	1,585,287	1,756,356
Operating loss	(17,113)	(9,898)	(4,123)	(6,834)
Interest expense	(840)	(587)	(2,492)	(1,982)
Other income	373	721	1,148	1,963
Loss before income taxes	(17,580)	(9,764)	(5,467)	(6,853)
Income tax (expense) benefit	(75,617)	4,221	(80,658)	2,197
NET LOSS	$(93,197)	$(5,543)	$(86,125)	$(4,656)

NET LOSS PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(4.11)	$(0.24)	$(3.80)	$(0.21)
Diluted:	(4.11)	(0.24)	(3.80)	(0.21)

Basic weighted average common shares outstanding	22,702	22,666	22,688	22,666
Diluted weighted average common shares outstanding	22,702	22,666	22,688	22,666

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands	October 29, 2016	October 31, 2015	January 30, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,525	$22,139	$18,244
Accounts and franchisee receivables, net	20,577	18,293	11,753
Merchandise inventories	424,714	448,443	434,846
Prepaid expenses and other current assets	9,404	17,187	22,176
Total current assets	470,220	506,062	487,019
PROPERTY AND EQUIPMENT, net	50,053	52,873	49,315
INTANGIBLE ASSETS, net	1,869	—	4,377
LONG-TERM DEFERRED TAXES	—	52,652	79,141
OTHER ASSETS, net	13,067	42,337	13,981
TOTAL ASSETS	$535,209	$653,924	$633,833
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$91,900	$47,400	$68,300
Payable to Sears Holdings Corporation	19,889	81,422	54,126
Accounts payable	39,189	45,558	39,762
Other current liabilities	64,772	59,859	66,466
Total current liabilities	215,750	234,239	228,654
OTHER LONG-TERM LIABILITIES	2,984	2,291	2,670
TOTAL LIABILITIES	218,734	236,530	231,324
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	316,475	417,394	402,509
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$535,209	$653,924	$633,833

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended		39 Weeks Ended
Thousands, except for number of stores	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales	$339,539	$379,840	$1,102,732	$1,251,247
Comparable store sales %	(3.2)%	1.1%	(4.2)%	(0.3)%
Cost of sales and occupancy	271,254	301,966	868,623	970,586
Gross margin dollars	68,285	77,874	234,109	280,661
Margin rate	20.1%	20.5%	21.2%	22.4%
Selling and administrative	76,436	87,418	240,843	281,998
Selling and administrative expense as a percentage of net sales	22.5%	23.0%	21.8%	22.5%
Depreciation and amortization	1,339	935	4,415	2,471
Total costs and expenses	349,029	390,319	1,113,881	1,255,055
Operating loss	$(9,490)	$(10,479)	$(11,149)	$(3,808)
Total Hometown stores			956	1011

Outlet
	13 Weeks Ended		39 Weeks Ended
Thousands, except for number of stores	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales	$148,256	$167,303	$478,432	$498,275
Comparable store sales %	(11.9)%	(7.7)%	(5.3)%	(4.4)%
Cost of sales and occupancy	121,308	127,395	386,237	379,435
Gross margin dollars	26,948	39,908	92,195	118,840
Margin rate	18.2%	23.9%	19.3%	23.9%
Selling and administrative	32,722	37,991	105,115	118,041
Selling and administrative expense as a percentage of net sales	22.1%	22.7%	22.0%	23.7%
Depreciation and amortization	1,849	1,336	5,323	3,825
Gain on the sale of assets	—	—	(25,269)	—
Total costs and expenses	155,879	166,722	471,406	501,301
Operating income (loss)	$(7,623)	$581	$7,026	$(3,026)
Total Outlet stores			159	161